                                                                    Exhibit 10-L





                                DANA CORPORATION

                                CHANGE OF CONTROL

                                 SEVERANCE PLAN

                DANA CORPORATION CHANGE OF CONTROL SEVERANCE PLAN


                                  INTRODUCTION

This Dana Corporation Change of Control Severance Plan is designed to provide Change of Control (as defined in Section I(e)) protection through salary continuation and benefits for certain designated employees (a) who are active employees of Dana Corporation or any of its subsidiaries or divisions on the date immediately preceding the date on which a Change of Control occurs and (b) whose employment is terminated in a Qualifying Termination (as defined in Section I(l)). Designated Employees (each a "Designated Employee") shall be those salaried employees of the Company or any subsidiary or division of the Company who are identified on a list, which may be amended from time to time prior to an event constituting a Change of Control (subject to the provisions of Article III), maintained by the Vice President -- Human Resources of the Company (the "Designated Employee List"), a copy of which is attached hereto a Schedule
I. The Designated Employee List shall define each Designated Employee as a Tier 2 Employee, Tier 3 Employee, Tier 4 Employee, or Corporate Staff Employee (each as defined in Section II(b)). Schedule II hereto shall set forth a list of Company executives who are parties to individual change of control agreements with the Company (the "Tier 1 Employees"). The Tier 1 Employees shall not be entitled to participate in this Plan or receive benefits or payments hereunder. A Designated Employee who incurs a Qualifying Termination will be entitled to receive thirty (30) days written notice prior to the date of termination, and will be paid through such notice period an amount based on the higher of such Designated Employee's annual base salary in effect on the date that the Change of Control occurs or on the date the notice period begins. A Designated Employee will also be entitled to be paid a severance benefit determined under Section II(b) below in a lump sum within thirty (30) days following the Designated Employee's Termination Date (as defined in Section II(c)) and to the benefits set forth in Section II(c) below. A Designated Employee shall cease to participate in the Plan upon the earlier of (i) following a Qualifying Termination, his or her receipt of all of the payments, if any, to which he or she is or becomes entitled under the terms of this Plan and the terms of any notice or agreement issued by the Company with respect to his or her participation hereunder, or (ii) the termination of his or her employment with the Company under circumstances not requiring payments under the terms of this Plan.


                                    ARTICLE I
                                   DEFINITIONS

      As used herein the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise.

      (a) "Affiliate" shall mean a corporation or other entity which is not a subsidiary of the Company and which directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company. For the purpose of this definition, the terms "control", "controls" and "controlled" mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a


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corporation or other entity, whether through the ownership of voting securities, by contract, or otherwise.

      (b) "Beneficial Owner" or "Beneficially Owned" shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

      (c) "Board" shall mean the board of directors of the Company.

      (d) "Cause" shall mean a Designated Employee's (i) conviction of, or plea of guilty or nolo contendere to, the charge of having committed a felony or any other criminal charge involving moral turpitude (whether or not such conviction is later reversed for any reason), (ii) commission by a Designated Employee of fraud against, or misappropriation of significant property belonging to, the Company, unless such action is neither willful nor injurious to the Company or any of its subsidiaries, (iii) willful misconduct materially injurious to the Company or any of its subsidiaries or (iv) continuing failure to perform the Designated Employee's duties to the Company following written notice of such failure. The Plan Administrator shall make the determination as to whether the termination is for Cause and such determination shall be binding, final and conclusive on all concerned.

      (e) "Change of Control" shall mean the first to occur of any of the following events:

            (i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 20% or more of the combined voting power of the Company's then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with any acquisition by any corporation pursuant to a transaction that complies with Sections I(e)(iii)(A), I(e)(iii)(B) and I(e)(iii)(C); or

            (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board (the "Incumbent Board") and any new director whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended. For purposes of the preceding sentence, any director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company, shall not be treated as a member of the Incumbent Board; or

            (iii) there is consummated a merger, reorganization, statutory share exchange or consolidation or similar corporate transaction involving the Company


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
                  or any direct or indirect subsidiary of the Company, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each a "Business Combination"), in each case unless, immediately following such Business Combination, (A) the voting securities of the Company outstanding immediately prior to such Business Combination (the "Prior Voting Securities") continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity of the Business Combination or any parent thereof) at least 50% of the combined voting power of the securities of the Company or such surviving entity or parent thereof outstanding immediately after such Business Combination, (B) no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company or the surviving entity of the Business Combination or any parent thereof (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 20% or more of the combined voting power of the securities of the Company or surviving entity of the Business Combination or the parent thereof, except to the extent that such ownership existed immediately prior to the Business Combination and (C) at least a majority of the members of the board of directors of the Company or the surviving entity of the Business Combination or any parent thereof were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

            (iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, any disposition of all or substantially all of the assets of the Company pursuant to a spinoff, splitup or similar transaction (a "Spinoff") shall not be treated as a Change of Control if, immediately following the Spinoff, holders of the Prior Voting Securities immediately prior to the Spinoff continue to beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding securities of both entities resulting from such transaction, in substantially the same proportions as their ownership, immediately prior to such transaction, of the Prior Voting Securities; provided, that if another Business Combination involving the Company occurs in connection with or following a Spinoff, such Business Combination shall be analyzed separately for purposes of determining whether a Change of Control has occurred;

      (f) "Company" shall mean Dana Corporation and any successor of Dana Corporation.

      (g) "Disability" shall mean the absence of a Designated Employee from the Designated Employee's duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and


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
permanent by a physician selected by the Company or its insurers and reasonably acceptable to the Designated Employee or the Designated Employee's legal representative.

      (h) "Effective Date" shall mean December 8, 2003.

      (i) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

      (j) "Good Reason" shall mean, with respect to any Designated Employee (provided, that Section I(j)(i) shall not be applicable to Corporate Staff Employees), without the express written consent of the Designated Employee, unless in the case of any act or failure to act described in clauses (i), (ii),
(iii) or (iv) below, such act or failure to act is corrected by the Corporation within 30 days after receipt by the Corporation of written notice from the Designated Employee in respect of such event:

            (i) a material change or diminution in the position, duties, responsibilities or status of the Designated Employee that is adversely inconsistent with the Designated Employee's positions, duties, responsibilities or status with the Company as in effect immediately prior to the Change of Control, or a substantial diminution in the Designated Employee's titles or offices as in effect immediately prior to the Change of Control or the removal of the Designated Employee from any of such positions; provided, however, that notwithstanding the foregoing, in no event shall a termination of employment pursuant to this Section I(j)(i) be considered to be for "Good Reason" if, (x) such assignment, action or change results from the Designated Employee's termination of employment for Cause, or from the Designated Employee's Disability or death or (y) at the time of the termination, the Designated Employee shall have had a position with a title, level of duties and responsibilities substantially similar to the Designated Employee's title, duties and responsibilities immediately prior to the Change of Control (disregarding any changes as a result of the Company no longer being publicly traded or becoming a subsidiary, and any changes to conform titles to those of equivalent positions in an affiliate of the Company);

            (ii) either the compensation or benefit entitlements of the Designated Employee as in effect immediately prior to the Change of Control or as increased following the Change of Control is substantially reduced;

            (iii) any failure by the Company to obtain an express written assumption of this Plan from any successor to or assign of the Company; or

            (iv) the Company requires the Designated Employee to be based more than fifty (50) miles from the location where the Designated Employee is principally employed immediately prior to the Change of Control, except for required travel on the Company's business to an extent substantially consistent with the Designated Employee's business travel obligations in ef-


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
                  fect immediately prior to the Change of Control;

provided, that in any event set forth in this Section 1(j), the Designated Employee shall have elected to terminate his or her employment upon not less than ten and not more than ninety days' advance written notice to the Company, attention of the Secretary, given, except in the case of a continuing breach, within three calendar months after (A) removal or (B) expiration of the 30-day cure period with respect to such event, as the case may be. The Designated Employee's mental or physical incapacity following the occurrence of an event described above in clauses (i) through (iv) shall not affect the Designated Employee's ability to terminate employment for Good Reason. The Designated Employee shall not be deemed to have waived a claim of Good Reason as a result of the passage of no more than 180 days between the Designated Employee's knowledge of the occurrence of the event which would constitute Good Reason and the assertion of such claim.

      (k) "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries,
(ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

      (l) "Qualifying Termination" means, during the term of the Plan, the termination of a Designated Employee's employment by the Designated Employee for Good Reason or by the Company other than for Cause or death or Disability during the period that begins on the date of a Change of Control and ends on the second anniversary of the Change of Control (the "CIC Protection Period").


                                   ARTICLE II
                       SEVERANCE FOR DESIGNATED EMPLOYEES

      (a) If there is an event constituting a Change of Control of the Company each Designated Employee will have a contractual right against the Company to the benefits provided within this Plan under the conditions and according to the exceptions specified herein. Notwithstanding the foregoing, Tier 2 Employees shall have no right to benefits under this Plan unless they execute and do not revoke the Release and Covenant Agreement set forth as Exhibit A hereto, and all other Designated Employees shall have no right to benefits unless they execute and do not revoke the Release Agreement set forth as Exhibit B hereto.

      (b) The entitled separation payment to a Designated Employee who incurs a Qualifying Termination (the "Separation Payment") is set forth in the table below in this Section II(b) and is based on the greater of the annual base salary of the Designated Employee in effect as of (i) the date that the Change of Control occurs or (ii) the date of the Designated Employee's Qualifying Termination (the "Annual Salary") and, if applicable, the target annual bonus in effect for such Designated Employee under the Company's Additional Compensation Plan (or


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any successor plan) or such other Company annual bonus plan (the "Company Bonus
Plan") in which such designated employee participates as of the date of the Designated Employee's Qualifying Termination or, if more beneficial to the Designated Employee, on the date of the Change of Control (the "Target Bonus"), as indicated on the following table, based on a Designated Employee's "Designated Employee Category:"


DESIGNATED EMPLOYEE CATEGORY                                             SEVERANCE FORMULA (SEVERANCE
                                                                         PERIOD)
----------------------------                                             ----------------------------
Designated Employees who have high level responsibility at the           Two times the sum of the Tier 2
Company, generally including  members of the Company's World Operating   Employee's Annual Salary and Target
Committee (the "Tier 2 Employees")                                       Bonus, but not for a severance period
                                                                         beyond age 65.

Designated Employees who may generally include  General Managers of      One and one-half (1.5) times the sum of
the Company or members of the Company's senior corporate staff (the      the Tier 3 Employee's Annual Salary and
"Tier 3 Employees")                                                      Target Bonus, but not for a severance
                                                                         period beyond age 65.

Designated Employees whose duties are deemed critical to the             One times the sum of the Tier 4
short-term success of the Company (the "Tier 4 Employees")               Employee's Annual Salary and Target
                                                                         Bonus, but not for a severance period
                                                                         beyond age 65.

Designated Employees who are members of the Company's corporate staff    An amount equal to the Corporate Staff
(the "Corporate Staff Employees")                                        Employee's monthly base salary, times the
                                                                         number of months set forth on Schedule
                                                                         III hereto, but not for a severance
                                                                         period beyond age 65.



To the extent that an annual short-term incentive bonus from the Company Bonus Plan has not been paid to a Designated Employee in respect of the fiscal year of his or her Qualifying Termination, the Designated Employee shall be entitled to a lump sum bonus payment in cash equal to the product of (x) the Designated Employee's Target Bonus and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the date of the Designated Employee's Qualifying Termination, and the denominator of which is 365.

Notwithstanding anything to the contrary in this Plan, following a Qualifying Termination of a Designated Employee, the Designated Employee shall be entitled to elect to receive either (A) the Separation Payment and the benefits provided in Article II and any other benefits provided under this Plan or (B) the payments and benefits to which the Designated Employee would otherwise be entitled under the severance payment schedule under the Company's Income Protection Plan, treating such Qualifying Termination as if it entitled the Designated Employee to severance under the Income Protection Plan. An election to receive benefits under clause (A)


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above shall constitute a waiver of the Designated Employee's right to receive benefits under clause (B) above, and an election to receive benefits under clause (B) above shall constitute a waiver of the Designated Employee's right to receive benefits under clause (A) above. Except as described above, Designated Employees shall not be entitled to receive payments and benefits under the Company's Income Protection Plan following a Qualifying Termination. The Separation Payments provided for in this Article II shall be reduced (but not below zero) by the amount of any severance provided for by any other written employment, change of control, severance, consulting or similar agreement or plan to which a Designated Employee is a party or in which the Designated Employee participates (a "Severance Arrangement"), and this Plan shall not be construed to duplicate any benefits provided to a Designated Employee pursuant to a Severance Arrangement.

      (c) Provisions under Benefit Plans. Designated Employees who incur a Qualifying Termination (and their qualifying dependents) will continue to be provided the benefits (at a level consistent with that provided to active employees) listed below in this Section III(c), subject to the payment of any required employee contributions consistent with those required of active employees of the Company and its Affiliates, during the period that begins immediately following the date of the Designated Employee's Qualifying Termination (the "Termination Date") and ends (i) on the second anniversary thereof, in the case of Tier 2 Employees, (ii) on the date that is 18 months after the Termination Date, in the case of Tier 3 Employees, (iii) on the first anniversary of the Termination Date, in the case of Tier 4 Employees and (iv) in the case of Corporate Staff Employees, on the date that is a number of months after the Termination Date equal to the number of months of salary continuation to which such Corporate Staff Employee is entitled pursuant to the provisions of
Article II (as set forth on Schedule III); provided, however, that in each case the coverage of a specific benefit will end when similar coverage is available to the Designated Employee through other employment:

            1.    Medical Insurance Plans.

            2.    Prescription Drug Plan.

            3.    Dental Insurance Plan.

            4. Basic Life Insurance coverage in the amount in effect at the time of separation rounded to nearest $1,000 multiple.

            5. In addition, the Company shall, in the discretion of the Plan Administrator, (i) reimburse the Designated Employee for or
                  (ii) pay directly to a third-party service provider selected by the Plan Administrator, the Designated Employee's reasonable costs of outplacement services, subject to the maximum amount set forth in the table below:


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
 Designated Employee Category        Maximum Benefit
 ----------------------------        ---------------

   Tier 2 Employees                   $25,000
   Tier 3 Employees                   $25,000
   Tier 4 Employees                   $15,000
   Corporate Staff Employees         Group program
                                     consistent with
                                     the Company's
                                     latest past
                                     practice as of
                                     prior to the
                                     Change of
                                     Control.

            6.          Employee Assistance Program.

      To the extent applicable, the Designated Employee will be entitled to receive COBRA continuation health coverage benefits after the conclusion of the coverage set forth above.

      (d)   Certain Additional Payments by the Company.

            (i) Anything in this Plan to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment by the Company to or for the benefit of any Tier 2 Employee would be subject to the Excise Tax, then the Tier 2 Employee shall be entitled to receive an additional payment (the "Gross-Up Payment") in an amount such that, after payment by the Tier 2 Employee of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Tier 2 Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section II(d)(i), if it shall be determined that the Tier 2 Employee is entitled to the Gross-Up Payment, but that the Parachute Value of all Payments does not exceed 110% of the Safe Harbor Amount, then no Gross-Up Payment shall be made to the Tier 2 Employee and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the payments under Section II(b), unless an alternative method of reduction is elected by the Tier 2 Employee, and in any event shall be made in such a manner as to maximize the Value of all Payments actually made to the Executive. For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Plan (and no other Payments) shall be reduced. If the reduction of the amount payable under this Plan would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under the Plan shall be reduced pursuant to this Section II(d)(i). The Company's obligation to make Gross-Up Payments under this Section II(d) shall not be conditioned upon the Tier 2 Employee's termination of employment.


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
            (ii) Subject to the provisions of subsection (iii) hereof, all determinations required to be made under this Section II(d), including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by PricewaterhouseCoopers (the "Accounting Firm"). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Tier 2 Employee within 15 business days of the receipt of notice from the Tier 2 Employee that there has been a Payment or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control or the appointment of the Accounting Firm is not permitted by law, the Company shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section II(d), shall be paid by the Company to the Tier 2 Employee within 5 days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Tier 2 Employee. As a result of the uncertainty in the application of Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the "Underpayment"), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to
      Section II(d)(iii) and the Tier 2 Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Tier 2 Employee.

            (iii) The Tier 2 Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Tier 2 Employee knows of such claim. The Tier 2 Employee shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Tier 2 Employee shall not pay such claim prior to the expiration of the thirty day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Tier 2 Employee in writing prior to the expiration of such period that it desires to contest such claim, the Tier 2 Employee shall:

                  (A) give the Company any information reasonably requested by the Company relating to such claim,

                  (B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,


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
                  (C) cooperate with the Company in good faith in order effectively to contest such claim, and

                  (D) permit the Company to participate in any proceedings relating to such claim;

      provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Tier 2 Employee harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this subsection (iii), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of the Tier 2 Employee and direct the Tier 2 Employee to sue for a refund or contest the claim in any permissible manner, and the Tier 2 Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs the Tier 2 Employee to sue for a refund, the Company shall indemnify and hold the Tier 2 Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Tier 2 Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Tier 2 Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

            (iv) If, after the receipt by the Tier 2 Employee of a Gross-Up Payment or payment by the Company of an amount on the Tier 2 Employee's behalf pursuant to Section II(d)(iii), the Tier 2 Employee becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Tier 2 Employee shall (subject to the Company's complying with the requirements of Section II(d)(iii), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on the Tier 2 Employee's behalf pursuant to Section II(d)(iii), a determination is made that the Tier 2 Employee shall not be entitled to any refund with respect to such claim and the Company does not notify the Tier 2 Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

            (v) Notwithstanding any other provision of this Section II(d), the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any


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
      other applicable taxing authority, for the benefit of the Tier 2 Employee, all or any portion of any Gross-Up Payment, and the Tier 2 Employee hereby consents to such withholding.

            (e)   Reduction of Certain Payments.

            (i) With respect to Designated Employees other than Tier II Employees, anything in this Plan to the contrary notwithstanding, in the event the Accounting Firm shall determine that receipt of all Payments would subject the Designated Employee to Excise Tax, the Accounting Firm shall determine whether to reduce the Plan Payments to the Reduced Amount. The Plan Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that the Designated Employee would have a greater Net After Tax Receipt of aggregate Payments if the Designated Employee's Plan Payments were reduced to the Reduced Amount. If such a determination is not made, the Designated Employee shall receive all Plan Payments to which he or she is entitled under this Plan.

            (ii) If the Accounting Firm determines that aggregate Plan Payments should be reduced to the Reduced Amount, the Company shall promptly give the Designated Employee notice to that effect and a copy of the detailed calculation thereof, and the Designated Employee may then elect, in his or her sole discretion, which and how much of the Plan Payments shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Plan Payments equals the Reduced Amount), and shall advise the Company in writing of his or her election within ten days of his or her receipt of notice. If no such election is made by the Designated Employee within such ten-day period, the Company may elect which of such Plan Payments shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Plan Payments equals the Reduced Amount) and shall notify the Designated Employee promptly of such election. All determinations made by the Accounting Firm under this
      Section II(e) and shall be binding upon the Company and the Designated Employee and shall be made within 60 days of a termination of employment of the Designated Employee. As promptly as practicable following such determination, the Company shall pay to or distribute for the benefit of the Designated Employee such Plan Payments as are then due to the Designated Employee under this Plan and shall promptly pay to or distribute for the benefit of the Designated Employee in the future such Plan Payments as become due to the Designated Employee under this Plan.

            (f) Definitions. The following terms shall have the following meanings for purposes of Sections II(d) and (e) and this Section II(f):

                  (A)   "Excise Tax" shall mean the excise tax imposed by
                        Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

                  (B) "Net After-Tax Receipt" shall mean the Present Value of a Payment net of all taxes imposed on the Designated Employee with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Designated Employee's taxable income for the immediately preceding taxable year, or such other rate(s) as the Designated Employee shall certify, in the Designated Employee's sole discretion, as likely to apply to the Designated Employee in the relevant tax year(s);

                  (C) "Parachute Value" of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a "parachute payment" under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

                  (D) A "Payment" shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Designated Employee, whether paid or payable pursuant to this Plan or otherwise.

                  (E) "Plan Payment" shall mean a Payment paid or payable pursuant to this Plan (disregarding this Section).

                  (F) "Present Value" shall mean such value determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of Code;

                  (G) "Reduced Amount" shall mean the greatest amount of Plan Payments which can be paid pursuant to Section 2(e)(i) above that would not result in the imposition of Excise Tax if the Accounting Firm determines to reduce Plan Payments pursuant to such Section;

                  (H) The "Safe Harbor Amount" means 2.99 times the Executive's "base amount," within the meaning of Section 280G(b)(3) of the Code.

                  (I) "Value" of a Payment shall mean the economic present value of a Payment as of the date of the change of control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.

                                   ARTICLE III
                         AMENDMENT AND TERMINATION; TERM

(a) Amendment and Termination. This Plan shall not be amended in anticipation of or in conjunction with the occurrence of a Change of Control or at any time following a Change of Control in any manner that would adversely affect the rights of Designated Employees under the Plan. Subject to the foregoing sentence, the Company shall have the right at any time, in its discretion, to amend the Plan, in whole or in part, or to terminate the Plan, except that no amendment or termination shall impair or diminish the obligations of the Company to any Designated Employee or the rights of any Designated Employee under the Plan under any notices or agreements previously issued pursuant to the Plan. No Designated Employee shall be entitled to receive any payments hereunder as a result of any termination of employment following the end of the CIC Protection Period.

(b) Term of the Plan. (i) This Plan shall remain in effect until the close of business on December 31, 2004, at which time it will terminate unless (A) the Plan's term has been extended by the Board or (B) a Change of Control has occurred on or prior to such date.

      (ii) Notwithstanding anything to the contrary herein, the Plan shall not terminate or be terminated, by action of the Board or otherwise, but shall remain in effect after a Change of Control until all payments and benefits to Designated Employees who have incurred Qualifying Terminations have been made.


                                   ARTICLE IV
                                 ADMINISTRATION

(a) Administration of the Plan. The Plan shall be administered by the Company or its designee as shall be designated from time to time (the "Plan Administrator"), provided that in the event of an impending Change of Control, the Plan Administrator shall appoint a person or persons who are (i) independent of the Company, (ii) independent of persons operating under the Company's control and (iii) independent of persons operating on the Company's behalf to be the Plan Administrator effective upon the occurrence of a Change of Control, and such Plan Administrator shall not be removed following a Change of Control. If such person determines in his or her discretion to no longer be the Plan Administrator following a Change of Control, the Company shall appoint a successor Plan Administrator independent of the Company or persons operating within its control or on its behalf. The Plan Administrator shall have authority to delegate responsibility for the operation and administration of the Plan. Subject to the express provisions of the Plan, including without limitation
Article III above, and the rights of Participants pursuant thereto, the Plan Administrator shall have discretionary authority to (i) adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as the Plan Administrator shall, from time to time, deem advisable; (ii) resolve all questions or ambiguities relating to the interpretation and application of the Plan (and any notices or agreements relating thereto); (iii) make eligibility and benefit determinations under the Plan, including any factual determinations relevant thereto; and (iv) otherwise supervise the administration of the Plan in accordance with the terms hereof. The decision of the Administrator upon all matters within the scope of its authority shall be conclusive and binding on all parties.

(b) Indemnification of Plan Administrator. In addition to such other rights of indemnification applicable to the Plan Administrator, the Plan Administrator shall be indemnified by the Company against the reasonable expenses, including attorney's fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which the Plan Administrator may be a party by reason of any action taken or failure to act under or in connection with the Plan, and against all amounts paid by the Plan Administrator in settlement thereof (provided such settlement is approved by the Board of Directors of the Company) or paid by the Plan Administrator in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be determined in such action, suit or proceeding that the Plan Administrator has acted in bad faith; provided, however, that within sixty (60) days after receipt of notice of institution of any such action, suit or proceeding, the Plan Administrator shall offer the Company in writing the opportunity, at its own cost, to handle and defend the same.


                                    ARTICLE V
                                  MISCELLANEOUS

      (a) Legal Fees. The Company shall pay all reasonable legal fees and disbursements (if any) incurred by or on behalf of any Designated Employee in connection with claims or disputes under this Plan, if the Designated Employee is the prevailing party on any material issue in any such dispute. The reimbursement shall be made as soon as practicable following the resolution of such claim or dispute to the extent that the Company receives reasonable written evidence of such fees and expenses.

      (b) Resolution of Disputes; Choice of Forum. The parties agree that any dispute, controversy or claim arising out of or relating to this Plan shall be resolved by final and binding arbitration, enforceable under the Federal Arbitration Act, administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. All such disputes, controversies or claims shall be determined by a panel of three arbitrators selected in accordance with the rules of the American Arbitration Association and the arbitration shall be conducted in the City of Toledo, State of Ohio. The provisions of Section V(a) shall apply to disputes submitted to arbitration, provided that the Company shall be responsible for all expenses of the arbitration proceeding. This Section V(b) shall, along with Section V(a), survive the termination of this Plan for any reason.

      (c) Benefit of Plan. The Plan shall be binding upon and shall inure to the benefit of the Designated Employees, their heirs and legal representatives, and the Company and its successors. The term "successor" shall mean any person, firm, corporation or other business entity that, at any time, whether by merger, acquisition or otherwise, acquires all or substantially all of the stock, assets or business of the Company.


In Witness Whereof, Dana Corporation has caused this Plan to be adopted on this 8th day of December, 2003.




                                          DANA CORPORATION


                                    By:   /s/ R. B. Priory
                                          -------------------------------------
                                          Chairman of the Compensation
                                          Committee of the Board of Directors



ATTEST

/s/ R. W. Spriggle
---------------------

                                   SCHEDULE I

                                 (pages 16-21)


TIER 2 EMPLOYEES:
[11 persons named]

TIER 3 EMPLOYEES:
[45 persons named]

TIER 4 EMPLOYEES:
[113 persons named]

CORPORATE STAFF EMPLOYEES:

        All Dana Corporation Corporate Services Group employees (not including temporary employees, interns, college co-ops, leased employees or other employees not paid by Dana) not listed in Tiers 1 through 4. Such employees include those employed in the following Corporate Services Departments:
[37 Departments named].

                                   SCHEDULE II

                               TIER 1 EMPLOYEES:
                               [9 persons named]

                                  SCHEDULE III


      Years of          Maximum Number of
 Continuous Service      Months Payable
 ------------------      --------------
        0-15                    6
        15-20                   8
        20-25                  10
       Over 25                 12


      For purposes of this Schedule I, the term "Years of Continuous Service" shall have the same meaning accorded to such term in the Company's Income Protection Plan for Management and Certain Other Employees.

                                EXHIBIT A TO PLAN
                              FOR TIER 2 EMPLOYEES


                       FORM OF RELEASE/COVENANT AGREEMENT

      This Release/Covenant Agreement ("Agreement") is entered into as of this ______day of ________, hereinafter "Execution Date", by and between [Employee Full Name] (hereinafter "Employee"), and [Employer Full Name] and its successors and assigns (hereinafter, the "Company"). The Employee and the Company are sometimes collectively referred to as the "Parties". Capitalized terms that are not defined herein shall have the meaning set forth in the Company's Change of Control Severance Plan (the "Plan").


1. The Employee's employment with the Company is terminated effective [Month, Day, Year] (hereinafter "Termination Date"). The Company agrees to provide the Employee the severance benefits provided for in the Plan after he/she executes this Agreement and this Agreement becomes effective pursuant to its terms [FOR 40+ and does not revoke it as permitted in Section 5 below, the expiration of such revocation period being the "Effective Date")].

2. Employee represents that he has not filed, and will not file, any complaints, lawsuits, administrative complaints or charges relating to his employment with, or resignation from, the Company[FOR 40+; provided, however, that nothing contained in this Section 2 shall prohibit Employee from bringing a claim to challenge the validity of the ADEA Release in Section 5 herein]. In consideration of the benefits described in Section 1, for himself and his heirs, administrators, representatives, executors, successors and assigns (collectively, "Releasers"), Employee agrees to release the Company, its subsidiaries, affiliates, and their respective parents, direct or indirect subsidiaries, divisions, affiliates and related companies or entities, regardless of its or their form of business organization, any predecessors, successors, joint ventures, and parents of any such entity, and any and all of their respective past or present shareholders, partners, directors, officers, employees, consultants, independent contractors, trustees, administrators, insurers, agents, attorneys, representatives and fiduciaries, including without limitation all persons acting by, through, under or in concert with any of them (collectively, the "Released Parties"), from any and all claims, charges, complaints, causes of action or demands relating to his employment or termination of employment that Employee and his Releasers now have or have ever had against the Released Parties, whether known or unknown. This Release specifically excludes claims, charges, complaints, causes of action or demand that (a) post-date the Termination Date, (b) relate to unemployment compensation claims, (c) involve rights to benefits in which Employee is vested as of the Termination Date under any employee benefit plans and arrangements of the Company, (d) relate to claims for indemnification by Employee, or (e) involve obligations owed to Employee by the Company under the Plan.

3. The Company, on its own behalf and on behalf of the Released Parties, hereby releases Employee from all claims, causes of actions, demands or liabilities which arose against the Employee on or before the time it signs this Agreement, whether known or unknown. This

   Paragraph, however, does not apply to or adversely affect any claims against Employee which allege or involve obligations owed by him to the Company under this Agreement. The Company will indemnify Employee for reasonable attorneys' fees, costs and damages which may arise in connection with any proceeding by the Company or any Released Party which is inconsistent with this Release by the Company and the Released Parties.

4. Employee hereby agrees that he will not engage in Competition in the event of a Qualifying Termination during the twelve (12) months immediately following the Qualifying Termination. The word "Competition" for the purposes of this Agreement shall mean:

            (1) taking a management position with or control of a business engaged in the design, development, manufacture, marketing or distribution of products, which constituted 15% or more of the sales of the Company and its Subsidiaries and Affiliates during the last fiscal year of the Company preceding the termination of the Employee's employment, in any geographical area in which the Company, its Subsidiaries or Affiliates is at the time engaging in the design, development, manufacture, marketing or distribution of such products; provided, however, that in no event shall ownership of less than 5% of the outstanding capital stock entitled to vote for the election of directors of a corporation with a class of equity securities held of record by more than 500 persons, standing alone, be deemed Competition with the Company within the meaning of this Section 4,

            (2) soliciting any person who is a customer of the businesses conducted by the Company, or any business in which Employee has been engaged on behalf of the Corporation and its Subsidiaries or Affiliates at any time during the term of the Plan on behalf of a business described in clause (1) of this Section 4,

            (3) inducing or attempting to persuade any employee of the Company or any of its Subsidiaries or Affiliates to terminate his employment relationship in order to enter into employment with a business described in clause (1) of this Section 4, or

            (4) making or publishing any statement which is, or may reasonably be considered to be, disparaging of the Company or any of its Subsidiaries or Affiliates, or directors, officers, employees or the operations or products of the Company or any of its Subsidiaries or Affiliates, except to the extent Employee, during Employee's employment with the Company, makes the statement to employees or other representatives of the Company or any of its Subsidiaries or Affiliates in furtherance of the Company's business and the performance of his services hereunder.


5. [FOR EMPLOYEES OVER 40 ONLY -- In further recognition of the above, Employee hereby voluntarily and knowingly waives all rights or claims that he/she may have against the Released Parties arising under the Age Discrimination in Employment Act of 1967, as amended ("ADEA"), other than any such rights or claims that may arise after the date of execution of this Release. Employee specifically agrees and acknowledges that: (A) the release in this Section 5 was granted in exchange for the receipt of consideration that exceeds the amount to which he/she would otherwise be entitled to receive upon termination of his/her employment; (B) he/she has hereby been advised in writing by the Company to consult with an attorney prior to executing this Agreement; (C) the Company has given him/her a period of up to twenty-one (21) days within which to consider this Agreement, which period shall be waived by the Employee's voluntary execution prior to the expiration of the twenty-one day period, and he/she has carefully read and voluntarily signed this Agreement with the intent of releasing the Released Parties to the extent set forth herein; and (D) following his/her execution of this Release he/she has seven
   (7) days in which to revoke his/her release as set forth in this Section 5 only and that, if he/she chooses not to so revoke, the Agreement in this
   Section 5 shall then become effective and enforceable and the payment listed above shall then be made to his/her in accordance with the terms of this Agreement and the Plan. To cancel this Agreement, Employee understands that he/she must give a written revocation to the General Counsel of the Company at [ ](1), either by hand delivery or certified mail within the seven-day period. If he/she rescinds the Agreement, it will not become effective or enforceable and he/she will not be entitled to any benefits from the Company.]

6. If any provision of this Agreement is held invalid, the invalidity of such provision shall not affect any other provisions of this Agreement. This Agreement is governed by, and construed and interpreted in accordance with the laws of the State of [ ], without regard to principles of conflicts of law. Employee consents to venue and personal jurisdiction in the State of [ ] for disputes arising under this Agreement. This Agreement represents the entire understanding with the Parties with respect to subject matter herein, and no other inducements or representations have been made or relied upon by the Parties. This Agreement shall be binding upon and inure to the benefit of Employee, his heirs and legal representatives, and the Company and its successors as provided in this Section 6. Any modification of this Agreement must be made in writing and be signed by Employee and the Company.

ACCEPTED AND AGREED TO:

---------------------------------             ----------------------------------
[Employer Full Name]                          [Employee Full Name]


      Dated:                                         Dated:
             --------------------                           --------------------

--------

(1) Insert address.

                                EXHIBIT B TO PLAN
                            FOR DESIGNATED EMPLOYEES
                           OTHER THAN TIER 2 EMPLOYEES


                            FORM OF RELEASE AGREEMENT

      This Release Agreement ("Agreement") is entered into as of this ______day of ________, hereinafter "Execution Date", by and between [Employee Full Name] (hereinafter "Employee"), and [Employer Full Name] and its successors and assigns (hereinafter, the "Company"). The Employee and the Company are sometimes collectively referred to as the "Parties". Capitalized terms that are not defined herein shall have the meaning set forth in the Company's Change of Control Severance Plan (the "Plan").

1. The Employee's employment with the Company is terminated effective [Month, Day, Year] (hereinafter "Termination Date"). The Company agrees to provide the Employee the severance benefits provided for in the Plan after he/she executes this Agreement and this Agreement becomes effective pursuant to its terms [FOR 40+ and does not revoke it as permitted in Section 5 below, the expiration of such revocation period being the "Effective Date")].

2. Employee represents that he has not filed, and will not file, any complaints, lawsuits, administrative complaints or charges relating to his employment with, or resignation from, the Company[FOR 40+; provided, however, that nothing contained in this Section 2 shall prohibit Employee from bringing a claim to challenge the validity of the ADEA Release in Section 4 herein]. In consideration of the benefits described in Section 1, for himself and his heirs, administrators, representatives, executors, successors and assigns (collectively, "Releasers"), Employee agrees to release the Company, its subsidiaries, affiliates, and their respective parents, direct or indirect subsidiaries, divisions, affiliates and related companies or entities, regardless of its or their form of business organization, any predecessors, successors, joint ventures, and parents of any such entity, and any and all of their respective past or present shareholders, partners, directors, officers, employees, consultants, independent contractors, trustees, administrators, insurers, agents, attorneys, representatives and fiduciaries, including without limitation all persons acting by, through, under or in concert with any of them (collectively, the "Released Parties"), from any and all claims, charges, complaints, causes of action or demands relating to his employment or termination of employment that Employee and his Releasers now have or have ever had against the Released Parties, whether known or unknown. This Release specifically excludes claims, charges, complaints, causes of action or demand that (a) post-date the Termination Date, (b) relate to unemployment compensation claims, (c) involve rights to benefits in which Employee is vested as of the Termination Date under any employee benefit plans and arrangements of the Company, (d) relate to claims for indemnification by Employee, or (e) involve obligations owed to Employee by the Company under the Plan.

3. The Company, on its own behalf and on behalf of the Released Parties, hereby releases Employee from all claims, causes of actions, demands or liabilities which arose against the Employee on or before the time it signs this Agreement, whether known or unknown. This

   Paragraph, however, does not apply to or adversely affect any claims against Employee which allege or involve obligations owed by him to the Company under this Agreement. The Company will indemnify Employee for reasonable attorneys' fees, costs and damages which may arise in connection with any proceeding by the Company or any Released Party which is inconsistent with this Release by the Company and the Released Parties.

4. [FOR EMPLOYEES OVER 40 ONLY -- In further recognition of the above, Employee hereby voluntarily and knowingly waives all rights or claims that he/she may have against the Released Parties arising under the Age Discrimination in Employment Act of 1967, as amended ("ADEA"), other than any such rights or claims that may arise after the date of execution of this Release. Employee specifically agrees and acknowledges that: (A) the release in this Section 4 was granted in exchange for the receipt of consideration that exceeds the amount to which he/she would otherwise be entitled to receive upon termination of his/her employment; (B) he/she has hereby been advised in writing by the Company to consult with an attorney prior to executing this Agreement; (C) the Company has given him/her a period of up to twenty-one
   (21) days within which to consider this Agreement, which period shall be waived by the Employee's voluntary execution prior to the expiration of the twenty-one day period, and he/she has carefully read and voluntarily signed this Agreement with the intent of releasing the Released Parties to the extent set forth herein; and (D) following his/her execution of this Release he/she has seven (7) days in which to revoke his/her release as set forth in this Section 4 only and that, if he/she chooses not to so revoke, the Agreement in this Section 4 shall then become effective and enforceable and the payment listed above shall then be made to his/her in accordance with the terms of this Agreement and the Plan. To cancel this Agreement, Employee understands that he/she must give a written revocation to the General Counsel of the Company at [ ](2), either by hand delivery or certified mail within the seven-day period. If he/she rescinds the Agreement, it will not become effective or enforceable and he/she will not be entitled to any benefits from the Company.]

5. If any provision of this Agreement is held invalid, the invalidity of such provision shall not affect any other provisions of this Agreement. This Agreement is governed by, and construed and interpreted in accordance with the laws of the State of [ ], without regard to principles of conflicts of law. Employee consents to venue and personal jurisdiction in the State of [ ] for disputes arising under this Agreement. This Agreement represents the entire understanding with the Parties with respect to subject matter herein, and no other inducements or representations have been made or relied upon by the Parties. This Agreement shall be binding upon and inure to the benefit of Employee, his heirs and legal representatives, and the Company and its successors as provided in this Section 5. Any modification of this Agreement must be made in writing and be signed by Employee and the Company.


--------

(2) Insert address.

ACCEPTED AND AGREED TO:

---------------------------------             ----------------------------------
[Employer Full Name]                          [Employee Full Name]


      Dated:                                         Dated:
             --------------------                           --------------------